   Contacts:          Investor Relations:          Meredith Burns          ir@cimpress.com               Media Relations:          Sara Litwiller          mediarelations@cimpress.com         Lime CEO Wayne Ting Appointed to Cimpress Board of Directors Dundalk, Ireland, May 28, 2025 -- Cimpress plc (Nasdaq: CMPR) announced today the appointment of Wayne Ting to its board of directors, effective May 27, 2025. Mr. Ting is the chief executive officer of Lime, the world’s largest shared electric vehicle company. Lime provides convenient and reliable short-term rentals of electric bikes and scooters at an affordable price in more than 30 countries on five continents. “We are delighted to welcome Wayne to Cimpress’ board of directors,” said Robert Keane, founder, chairman and chief executive officer of Cimpress. “He brings strong experience in building teams, products and business models that deliver great customer value by integrating physical-world operational excellence and compelling digital experiences across multiple countries.” Mr. Ting has served as CEO of Lime for five years and was Lime’s global head of operations & strategy prior to that. Before joining Lime Mr. Ting held multiple senior management positions at Uber, most recently as Chief of Staff to the CEO. He began his career in consulting and private equity with positions at McKinsey & Company and Bain Capital. He holds a bachelor’s degree in political science and government from Columbia University and an MBA from Harvard Business School. "I’m excited to join Cimpress’ board of directors," said Mr. Ting. "Cimpress has been driving innovation in the print industry for three decades, and still has massive opportunity ahead. The team's dedication to constantly improving the customer experience serves as an engine for long-term shareholder value creation. I look forward to playing a part in Cimpress’ exciting future."

About Cimpress Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, print mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include BuildASign, druck.at, Drukwerkdeal, easyflyer, Exaprint, National Pen, Packstyle, Pixartprinting, Printi, Tradeprint, VistaPrint, and WIRmachenDRUCK. To learn more, visit cimpress.com. Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.